United States securities and exchange commission logo





                 September 18, 2023

       Gary Chapman
       Chief Executive Officer
       KNOT Offshore Partners LP
       2 Queen   s Cross
       Aberdeen AB15 4YB
       United Kingdom

                                                        Re: KNOT Offshore
Partners LP
                                                            Registration
Statement on Form F-3
                                                            Filed September 11,
2023
                                                            File No. 333-274460

       Dear Gary Chapman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Daniel Morris, Legal
       Branch Chief, at (202) 551-3314 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Catherine Gallagher,
Esq.